UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2026

AMC ROBOTICS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41574	41-3041844
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12 East 49th Street, Suite 1805

New York, New York 10017

(Address of Principal Executive Offices) (Zip Code)

(734) 709-5127

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AMCI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 17, 2026, AMC Robotics Corporation, a Delaware corporation (the “Company”), entered into Warrant Inducement Agreements (the “Inducement Agreements”) with two holders (the “Holders”) of certain existing warrants (the “Existing Warrants”) to purchase shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company. Pursuant to the Inducement Agreements, the Holders and the Company agreed that, subject to any applicable beneficial ownership limitations, (i) the Holders would cash exercise warrants to purchase up to 606,060 shares of Common Stock at a reduced exercise price per share of $1.65, previously issued in December 2025 (the “Existing Warrants”) and (ii) and will have the option to exercise their remaining Existing Warrants at the reduced exercise price within 30 trading days of the Inducement Agreements. The Company will receive aggregate gross proceeds of approximately $1 million from the initial exercise of the Existing Warrants and could receive up to approximately $1.1 million of additional gross proceeds from the exercise of any remaining Existing Warrants by the Holders.

In consideration of the Holders’ agreement to exercise the Existing Warrants in accordance with the Inducement Agreements, the Company agreed to issue to the Holders new warrants (the “Inducement Warrants”) to purchase one (1) share of Common Stock for each one (1) share of Common Stock issued upon the exercise of the Existing Warrants pursuant to the Inducement Agreements, up to an aggregate of 1,219,816 shares of Common Stock (the “Inducement Warrant Shares”).

The Inducement Warrants will have an exercise price of $5.7756 per share, representing a 25% premium to closing price of the Common Stock on the day prior to the execution of the Inducement Agreements, will be exercisable immediately upon issuance, and will expire on the four and one-third year anniversary of the date of issuance. The Company has agreed to file a registration statement within 30 calendar days after the Closing Date, as defined in the Inducement Agreements (the “Filing Date”), to register the resale of the Inducement Warrant Shares (the “Resale Registration Statement”) and to use commercially reasonably efforts to cause such registration statement to become effective within 60 calendar days following the Filing Date.

Pursuant to the Inducement Agreements, during the period ending sixty (60) calendar days after the Closing Date, the Company may not (i) issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of Common Stock or common stock equivalents, or (ii) file any registration statement or any amendment or supplement thereto, except for (a) the Resale Registration Statement, (b) any prospectus or prospectus supplements, or (c) a registration statement on Form S-8 related to employee benefit plans. These restrictions are subject to customary exceptions for “Exempt Issuances” (as defined in the Inducement Agreements).

The Existing Warrants and the underlying shares of Common Stock were registered pursuant to the Company’s Registration Statement on Form S-1, as amended (File No. 333-292488), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and initially declared effective on January 22, 2026 and again on July 16, 2026.

The foregoing descriptions of the Inducement Agreements and the Inducement Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of Inducement Agreements and Inducement Warrants, which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The Company issued and will issue the Inducement Warrants and Inducement Warrant Shares pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2). The issuance of neither the Inducement Warrants nor the Inducement Warrant Shares have been registered under the Securities Act, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. The descriptions of the Inducement Warrants and Inducement Warrant Shares under Item 1.01 of this Form 8-K are incorporated by reference herein.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy securities of the Company.

Item 7.01 Regulation FD Disclosure.

On August 21, 2026, the Company issued a press release announcing the closing of the transactions described above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

The information furnished under this Item 7.01, including the exhibit related thereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any disclosure document of the Company, except as shall be expressly set forth by specific reference in such document.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Inducement Warrant
10.1	Form of Inducement Agreement
99.1	Press Release, dated August 21, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2026	AMC ROBOTICS CORPORATION.

	By:	/s/ Min Ma
	Name:	Min Ma
	Title:	VP, Finance